Exhibit 99.1

GREENWICH, Conn.— Feb. 15, 2007—HALO Technology Holdings (OTCBB: HALO) (the “Company” or “HALO”) today announced results for the three and six months ended December 31, 2006.

For the second quarter of fiscal 2007, the Company reported revenue of $6.8 million, an increase of $4.3 million over the $2.5 million reported in the second quarter of fiscal 2006. Results for the current quarter reflect the acquisitions of the following: Tesseract, DAVID Corporation, Process Software, and ProfitKey International, all of which were acquired October 26, 2005; Empagio, Inc, which was acquired January 13, 2006; Executive Consultants, Inc., acquired March 1, 2006; Tenebril, purchased on August 24, 2006; and RevCast, acquired September 15, 2006. For the second quarter of fiscal 2007, the Company posted a loss before interest expense and fair value gain on warrants of $3.4 million, which included a loss on extinguishment of debt of $2.0 million and $443,000 of depreciation and amortization expense.

For the same period last year, the Company posted a loss before interest expense and fair value gain on warrants of $2.1 million, which included $283,000 of depreciation and amortization expense. In the quarter ended December 2006, HALO reported a net loss attributable to common stockholders of $4.6 million, or $(0.15) per diluted share, versus income of $2.4 million, or $0.10 per diluted share, for the same period last year. The second quarter of fiscal 2007 included $1.9 million in gains on warrants, due to the application of the fair value accounting treatment, compared to a gain $7.9 million in the second quarter of fiscal year 2006. Excluding the impact of warrants, the company had a loss of $6.5 million compared to a loss of $5.5 million last year. Results for the second quarters of fiscal 2007 and 2006 exclude HALO’s subsidiary Gupta Technologies, LLC., accounted for as discontinued operations and sold November 20, 2006.

For the six months ended December 31, 2006, the Company posted revenue of $13.3 million, as compared with $2.8 million for the first six months of fiscal 2006. For the six months ended December 31, 2006, the Company posted a loss before interest expense and fair value gain on warrants of $4.5 million, which included a loss on extinguishment of debt of $2.0 million and $847,000 of depreciation and amortization expense. For the same period last year, the Company posted a loss before interest expense and fair value gain on warrants of $2.7 million, which included $327,000 of depreciation and amortization expense. The Company reported a net loss attributable to common stockholders of $7.9 million, or $(0.26) per diluted share, versus income of $22.5 million, or $0.94 per diluted share, for the same period last year. The six months of fiscal 2007 included $4.6 million in gains on warrants, compared to $31.7 million for the first half of fiscal 2006. Excluding the impact of warrants, the Company had a loss of $12.5 million compared to a loss of $9.1 million last year.

“We made considerable progress strengthening HALO’s balance sheet this quarter,” stated Ron Bienvenu, chairman and chief executive officer. “After selling Gupta to Unify on November 20, we utilized a portion of the $6.1 million in cash received to prepay $4.6 million of debt as part of an agreement with Fortress Credit Corp. We also renegotiated the terms of the remaining debt and will pay an additional $2.0 million in three installments during the third fiscal quarter of 2007, the first of which was completed in January.

“These transactions, combined with the issuance of subordinated debt, have allowed the Company to move forward with its strategic plans, and we are pleased with the progress being made by our portfolio companies on an operational front. In particular, we remain confident that the recent acquisitions of IRM, Tenebril and RevCast will spur meaningful revenue and EBITDA growth at DAVID, Process and Kenosia, respectively. IRM has already proven to be a great complement to our DAVID platform, having closed its first new sale earlier this month.

“We have continued to cut costs at the HALO level and remain focused on stabilizing the balance sheet by monetizing assets and restructuring our debt obligations. The Company anticipates further growth in our core operations and improving margins during the remainder of fiscal 2007.”

Conference Call

HALO will host a conference call today at 11:00 a.m. Eastern.

During the call, Ron Bienvenu, chairman and chief executive officer, and Mark Finkel, chief financial officer, will discuss the Company’s performance and financial results. The telephone number for the conference call is 800-399-7503.

A live webcast of the call will also be available on the Company’s website www.haloholdings.com. To listen to the live call online, please visit the site at least 10 minutes early to register, download and install any necessary audio software. The webcast will be archived on the site, and a telephone replay of the call will be available for seven days beginning at 2:00 PM Eastern time, February 15, at 706-645-9291, using conference ID #8901190.

About HALO Technology Holdings

HALO Technology Holdings, Inc. is a global provider of a diversified range of standards-based enterprise software applications and on-demand solutions. HALO’s strategy is to acquire and operate enterprise software companies with a commitment to sustainable growth.

HALO portfolio companies focus on customer service, product quality and profitability to build long term customer relationships and ensure customer satisfaction today and into the future. Everyday, thousands of corporations and institutions from across the globe rely on our portfolio companies to deliver high quality, enterprise class software and services. For more information, please see our website at www.haloholdings.com.

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. (the “Reform Act”). These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. The safe harbors for forward-looking statements provided by the Reform Act are unavailable to issuers of “penny stock”. Our shares may be considered a penny stock and, as a result, the safe harbors may not be available to us. Such forward-looking statements include those relating to future opportunities, the outlook of customers, the reception of new products and technologies, and the success of new initiatives. In particular, statements contained in this press release that concern future operating results or other statements using words such as “anticipate,” “believe,” “could,” “estimate,” “intend,” “may,”

“plan,” “project,” “should” “will,” or “set our sights on” constitute forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include: (i) demand for the Company’s products; (ii) the actions of current and potential new competitors; (iii) changes in technology; (iv) the nature and amount of the Company’s revenues and expenses; and (v) overall economic conditions and other risks detailed from time to time in the Company’s periodic earnings releases and reports filed with the Securities and Exchange Commission, as well as the risks and uncertainties discussed in the Company’s Annual Report on Form 10-KSB , and the Company’s Quarterly Reports on Form 10-QSB.